        Exhibit 10.1

August 2, 2024

Jon DiVincenzo
10157 Hickory Ridge Drive
Zionsville, IN 46077

Dear Jon,
I am pleased to extend to you our written offer of employment to join Bio-Rad Laboratories as President & Chief Operating Officer, reporting directly to Norman Schwartz.  In your new position, your bi-weekly salary is $25,576.92 which is equivalent to $665,000 USD annually.
You are eligible to participate in our corporate Incentive Bonus Plan (IBP) with a targeted bonus of 100% of your eligible earnings in 2024, payable in Q1 2025. The terms and conditions of the IBP are contained in the plan document which you will receive at a later date.
This offer also includes a $1.3 million sign-on bonus (minus applicable taxes) payable by February 15, 2025. If within the first 24 months of your employment you voluntarily decide to leave Bio-Rad without Good reason or are terminated for Cause (both as defined in Appendix A), you will be responsible for repayment of the sign-on bonus.
You will be eligible to receive a New Hire RSU grant valued at $2.5 million within 60 days of your hire date and contingent upon approval of the Board of Directors. RSUs are typically granted under a 4-year vesting scheme with 25% of the grant vesting each anniversary of the date of grant. You are also eligible to participate in the executive Long Term Incentive Plan (LTI) effective with the 2025 fiscal year, with an annual targeted grant value of $2.5 million. It is anticipated the 2025 annual LTI will be comprised of 75% RSUs and 25% Stock Options. The terms and conditions of your grants are contained in the plan document which you will receive at a later date.
This role will require you to take residence near the Bio-Rad Corporate Headquarters within 6 months of offer acceptance. While you are looking for a local residence and to defray costs associated with localizing, we are providing you a housing and household goods relocation credit of up to $150,000, to be reimbursed based on submitted expenses. Housing and household goods expenses are defined as:
•Movement and Shipment of Household Goods
•Household Goods Storage (up to 60 days)
•Temporary Housing Accommodation (up to 60 days)
•House Hunting Trip (2 trips totaling up to 10 days)
•Final Travel (including immediate family)
•House Commission and Closing Costs
•Downpayment on a home in the San Francisco Bay Area
In addition, we will pay your commuting costs (travel related expenses) for up to 6 months to and from Indianapolis, IN. The expectation is that you will work in our Corporate Headquarters in Hercules, three weeks out of the month before you fully relocate.
You will be asked to sign a relocation repayment agreement.  In the event you voluntarily leave Bio-Rad, without Good Reason, or are terminated for Cause, within the first 24 months of your employment, you will be responsible to immediately repay the sign-on bonus in full as well as all relocation costs.

If after you begin employment with Bio-Rad you resign for Good Reason or your employment is terminated by Bio-Rad without Cause, you will be entitled to a lump sum severance payment equal to 18 months of your then current annual base provided that you first enter into a full release of all claims in favor of Bio-Rad, its affiliates and their respective officers, directors and employees in a form provided by Bio-Rad.
This offer is contingent upon your passing background and reference checks as well as a drug test prior to starting employment and entering into a mutual agreement to arbitrate with the company. The types of information that will be requested in the background check include education verification, previous employment verification, professional references, and criminal record check. Additionally, you will be asked to provide time for a courtesy interview with two our Board Members, Jeff Edwards, Chairman of the Compensation Committee and Greg Hinckley, Lead Independent
Director.
Your target start date is Monday, September 9, 2024. Please note that background checks can take up to 2 weeks to complete. We ask that you submit your information to our background check company in a timely manner to meet this proposed start date.
Bio-Rad maintains a smoke-free and drug-free work environment. As such, our expectation is that you complete a drug test. Sterling, our background screening provider, will contact you regarding a clinic location for the drug test. You must complete a drug test within five days of Sterling’s notification.
Bio-Rad’s comprehensive benefits package provides you with a variety of options that will help meet your needs. You will have up to 31 days from your start date to enroll in these benefits. If you wish to enroll your eligible dependents, you may be required to present evidence of your dependents’ eligibility, such as a marriage certificate or birth certificate.

Please acknowledge your acceptance of this offer by, Wednesday, August 21, 2024. This offer is null and void after this date. Once received, a ‘Welcome to Bio-Rad’ letter will be e-mailed with details regarding your on-boarding processes and a “tentative” new hire orientation date. Please note that an official start date can't be determined until your background has cleared.
For over 70 years, Bio-Rad has benefited from the contributions of exceptional people like you. We seek the best talent to build on the success of our company and we look forward to you joining our highly collaborative environment.

Sincerely,
/s/ Colleen Corey
Colleen Corey
EVP, Global Human Resources
Bio-Rad Laboratories

I accept Bio-Rad Laboratories' offer of employment as herein described.

/s/ Jon DiVincenzo	August 15, 2024

Jon DiVincenzo	Date

APPENDIX A
Definitions

For purposes of this Offer Letter, the following definitions shall apply, with “Executive” referring to Jon DiVincenzo:
1.“Cause” shall mean:
a.The Executive’s failure to perform the Executive’s duties under the Offer Letter or as otherwise agreed to by the parties;
b.the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to Bio-Rad or its affiliates;
c.the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with Bio-Rad;
d.the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
e.the Executive’s willful violation of Bio-Rad’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;
f.the Executive’s material breach of any material obligation under the Offer Letter or any other written agreement between the Executive and Bio-Rad;
g.the Executive’s engagement in conduct (other than conduct directed by or ratified by Bio-Rad) that brings or is reasonably likely to bring Bio-Rad negative publicity or into public disgrace, embarrassment, or disrepute;
h.the Executive’s substantial dependence or addiction to any drug illegally taken or to alcohol that is in either event materially injurious to Bio-Rad.
Provided, however, that Cause will not exist with respect to any conduct or event that is curable or subject to cure, both subject to Bio-Rad’s satisfaction, unless and until (a) Bio-Rad provides Executive written notice detailing why cause exists and (b) Executive fails to cure the issue(s) raised in such notice to Bio-Rad’s satisfaction within thirty (30) days’ of his receipt of the same.
2.“Good Reason” shall mean, without Executive’s prior written consent, whether by Bio-Rad or any of its successors or assigns:
a.A material reduction in Executive’s duties, responsibilities, or title;
b.A material reduction in Executive’s compensation or benefits, except for such reduction that similarly affects other similar employees of Bio-Rad;
c.A material change in Executive’s work location; or
d.The breach by Bio-Rad of any material provision of the Offer Letter or other term and conditions of employment which is reasonably likely to cause material harm to Executive.
Provided, however, that Good Reason will not exist unless (a) Executive provides Bio-Rad written notice detailing why Good Reason exists and (b) Bio-Rad fails to cure the issue(s) raised in such notice within thirty (30) days of its receipt of the same.